                                                             EXHIBIT 99.1

                                                             For Information
                                                             ---------------
                                                             Mark A. Hellerstein
                                                             Robert T. Hanley
                                                             303-861-8140

FOR IMMEDIATE RELEASE

         ST. MARY ANNOUNCES UNSUCCESSFUL WELL IN DUCHESNE DEEP PROSPECT

DENVER, September 3, 2003 - St. Mary Land & Exploration Company (NYSE: SM)
today announced that the exploratory well drilled at its Duchesne Deep Prospect in the Uinta Basin of Utah was unsuccessful.

St. Mary has completed the testing of its Ute Tribal KMV #1 well and was unable to establish gas production at commercial rates. St. Mary is abandoning the prospect and will be taking a charge to exploration expense of approximately
$6.0 million in the third quarter of 2003. In addition, approximately $1.4 million of unproved leasehold costs will be impaired in the third quarter. There is no impact on previously reported reserves or forecasted production information, which information is not otherwise being updated by this release.

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections for future periods. The words "will," "believe," "anticipate," "intend," "estimate," "forecast" and
"expect" and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause
St. Mary's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, production rates and reserve replacement, reserve estimates, drilling and operating service availability and uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of attractive exploration and development and property acquisition opportunities and any necessary financing, expected acquisition benefits, competition, litigation, environmental matters, the potential impact of government regulations, and other such matters discussed in the "Risk Factors" section of
St. Mary's 2002 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

                                    PR-03-14
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